UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2020

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10628 Science Center Drive, Suite 225 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Second Amendment to Second Amended and Restated Collaboration and License Agreement

On August 25, 2020, Regulus Therapeutics Inc. (the “Company”) entered into a second amendment (the “Sanofi Second Amendment”) to the Second Amended and Restated Collaboration and License Agreement with Sanofi, dated February 4, 2014 (the “Sanofi License”). The Sanofi License was previously amended pursuant to a first amendment, dated November 5, 2018, which the first amendment, among other things, provided that the Company would be eligible to receive up to $40.0 million in development milestones related to Sanofi’s development of miR-21 compounds (collectively, the “First Amendment Milestones”), including a $10.0 million payment for an interim enrollment milestone (the “Enrollment Milestone”).

Under the terms of the Sanofi Second Amendment, the Company has agreed to transfer to Sanofi additional RG-012 development program materials (the “Materials”) in exchange for a payment from Sanofi of $1.0 million (the “Transfer Payment”).

In addition, upon the completion of the transfer and verification of the Materials, Sanofi will be obligated to pay the Company a $4.0 million milestone payment (the “Materials Transfer Milestone”). The Company is also eligible to receive an additional $5.0 million upon the achievement of the Enrollment Milestone. In the event the Enrollment Milestone occurs before the Materials Transfer Milestone, Sanofi is obligated to pay the Company $9 million in satisfaction of both milestones. In addition, the Company is eligible to receive $25.0 million upon the achievement of an additional development milestone related to Sanofi’s development of miR-21 compounds. The milestones and milestone payments provided for under the Sanofi Second Amendment, as summarized in this paragraph, replace in their entirety the First Amendment Milestones.

Tenth Amendment to Loan and Security Agreement

On August 25, 2020, and in connection with the Sanofi Second Amendment, the Company entered into a tenth amendment to its Loan and Security Agreement (the “Tenth Amendment”) with Oxford Finance LLC, as the collateral agent and a lender (the “Lender”), dated June 17, 2016, as amended, pursuant to which the Lender lent the Company $20.0 million in a term loan (“Term Loan”).

Under the terms of the Tenth Amendment, the Company’s required monthly payments to the Lender are to be comprised of interest only through and including (i) April 1, 2021, if the Principal Paydown Event (as defined below) does not occur by April 30, 2021 or (ii) the payment date immediately preceding January 1, 2022 (the “Second Amortization Date”), if the Principal Paydown Event occurs by April 30, 2021. The Company is required to use 100% of the proceeds from the Transfer Payment, the Materials Transfer Milestone and/or the Enrollment Milestone (collectively, “License Amendment Payments”) to prepay the Term Loan. The “Principal Paydown Event” means the prepayment by the Company to the Lender, after August 25, 2020 and on or before July 31, 2021, of an aggregate principal amount of at least $10.0 million pursuant to the Company’s receipt of License Amendment Payments.

If the Principal Paydown Event does not occur by April 30, 2021, then commencing on May 1, 2021 until the occurrence of the Principal Paydown Event on or before July 31, 2021, the Company will be required to make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to the Lender.

If the Principal Paydown Event does not occur by July 31, 2021, then commencing on August 1, 2021 and continuing on each successive payment date thereafter through and including the maturity date of May 1, 2022, the Company will be required to make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to the Lender.

If the Principal Paydown Event does occur (i) after April 30, 2021, but on or before July 31, 2021, commencing on the first payment date after the date of the occurrence of the Principal Paydown Event and continuing on each successive payment date thereafter through and including the payment date immediately preceding the Second Amortization Date, the Company shall make monthly payments of interest only; and (ii) commencing on the Second Amortization Date, and continuing on each successive payment date thereafter, the Company will be required to make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to the Lender.

The Tenth Amendment also provides that the Company is required to maintain cash in a collateral account controlled by the Lender of (i) $5.0 million if the Company has not yet made the License Amendment Payments or (ii) $3.0 million if the Company has made the License Amendment Payments.

The Tenth Amendment also provides that the Lender’s positive lien on the Company’s intellectual property will continue regardless of whether the Company makes its required prepayments related to the License Amendment Payments.

In addition, the Tenth Amendment provides that, upon the occurrence of certain events related to the discontinuation of the LIBOR rate by certain governmental bodies, the Lender may amend the Term Loan to replace the existing interest rate under the Term Loan with an alternative benchmark rate selected by the Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: August 31, 2020	By:	/s/ Joseph Hagan
Joseph Hagan
President and Chief Executive Officer